                                                                     EXHIBIT 4.7


            COLLATERAL ASSIGNMENT OF NOTE AND SECURITY AGREEMENT


         THIS COLLATERAL ASSIGNMENT OF NOTE AND SECURITY AGREEMENT (this "Assignment") is made and entered into as of the 1st day of October, 2003 (the "Effective Date"), by ARDENT HEALTH SERVICES, INC, a Delaware corporation, with a mailing address of One Burton Hills Boulevard, Suite 250, Nashville, Tennessee 37215 (the "Assignor"), to BANK ONE, NA, a national banking association, with a mailing address of 416 W. Jefferson Street, PO Box 32500, Louisville, KY 40232, in its capacity as collateral agent for the Secured Parties (the "Collateral Agent"). All terms used but not otherwise defined herein shall have the meanings provided in the Intercreditor Agreement (as defined below) or, if not defined therein, in the Credit Agreement (as defined below).

                                   WITNESSETH:

         WHEREAS, the Assignor is party to that certain Credit Agreement dated as of August 19, 2003 by and between Assignor, certain guarantors party thereto from time to time, Bank One, NA, as administrative agent (the "Administrative Agent") and the lenders party thereto from time to time (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Credit Agreement") pursuant to which the Assignor is required to (a) cause, under certain circumstances set forth therein, each HMO Subsidiary to (i) issue an intercompany promissory note to the Assignor or a Subsidiary in a principal amount set forth in the Credit Agreement and (ii) grant to the Assignor or such Subsidiary, as applicable, a security interest in certain of its real and personal property to secure the obligations of such HMO Subsidiary under such intercompany promissory note pursuant to the intercompany security documents described in the Credit Agreement and (b) collaterally assign, and grant a security interest in, all of the Assignor's or such Subsidiary's, as applicable, rights under such intercompany promissory note and such intercompany security documents to the Collateral Agent as collateral security for the Senior Obligations;

         WHEREAS, pursuant to the terms of that certain Indenture dated as of August 19, 2003 among the Assignor, certain Subsidiaries of the Assignor party thereto, and U.S. Bank Trust National Association, as trustee (the "Trustee"), in the event that the Assignor or any Subsidiary grants a security interest in the Assignor's or such Subsidiary's, as applicable, rights under any such intercompany promissory note and any such intercompany security documents to the Collateral Agent as collateral security for the Senior Obligations, then the Assignor or such Subsidiary, as applicable, is also required to grant a security interest in the Assignor's or such Subsidiary's, as applicable, rights under such intercompany promissory note and such intercompany security documents in favor of the holders of the Subordinated Notes as collateral security for the Subordinated Obligations;

         WHEREAS, the Assignor, the Collateral Agent, the Administrative Agent and the Trustee have entered into that certain Intercreditor Agreement dated as of August 19, 2003 (the "Intercreditor Agreement") to define the rights, duties, authority and responsibilities of the

Collateral Agent and the relationship among the Secured Parties regarding the relative rights and priorities with respect to the Collateral; and

         WHEREAS, the Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor's right, title and interest in and to the Documents (defined below), pursuant to the terms and conditions hereof.

         NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby agrees with the Collateral Agent, as follows:

         1. Grant of Security Interest. To secure the payment, performance and observance of the Secured Obligations (as defined below), the Assignor does hereby collaterally grant, bargain, sell, convey, transfer, set over, assign and deliver to the Collateral Agent, all right, title and interest of the Assignor in and to the documents described on Exhibit A attached hereto and made a part hereof, the loan evidenced thereby, and all other documents pertaining thereto (collectively, the "Documents").

         2.       As used herein, the term "Secured Obligations" means:

                  (a) all obligations (including (a) principal, interest, fees, indemnities and all other amounts and (b) interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim), contingent or otherwise, of the Loan Parties from time to time to the Senior Creditors under the Credit Documents. The foregoing shall also include any Swap Contract between any Loan Party and any Lender or affiliate of a Lender; and

                  (b) all obligations (including (a) principal, interest, fees, premiums, liquidated damages, indemnities and all other amounts and (b) interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim), contingent or otherwise, of the Loan Parties from time to time to the Subordinated Creditors under the Subordinated Note Documents.

                  3. This assignment is absolute and effective immediately and without possession. Notwithstanding the foregoing, so long as there shall exist no Event of Default, Assignor shall have the revocable right (but limited as provided in the following paragraph) to collect upon, but not prior to, accrual, all amounts under the Documents and to apply the same in such manner as Assignor shall elect, which right shall be revoked automatically upon the occurrence of an Event of Default, without need of notice, possession, foreclosure or any other act or procedure, and all amounts due under the Documents shall thereafter be payable to Collateral Agent.

                  4. In addition to the foregoing, upon the occurrence of an Event of Default, Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of New Mexico (as such Uniform Commercial Code may be amended hereafter, the "UCC"), and Collateral Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Secured Obligations and the foreclosure of the security interest created hereby and the resort to any remedy provided hereunder, in the Credit Documents or as provided by the UCC, or by any other applicable law, and the exercise thereof by Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Upon the occurrence of an Event of Default, the right granted pursuant to Paragraph 3 hereof shall be terminated and Collateral Agent will be entitled to enforce all of the rights under the Documents. Assignor agrees that it will facilitate in all reasonable ways the enforcement of such rights.

         5. Without limitation of any other provision of any other Credit Document, Assignor hereby agrees to pay all costs and expenses incurred by Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys' fees and expenses and court costs.

         6. Assignor shall take such further actions and shall execute such other documents as may be necessary or as may be reasonably required by Collateral Agent to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.

         7. Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Documents. Assignor agrees to indemnify and to hold Collateral Agent harmless of any and from any and all liability, loss or damage which Collateral Agent may or might incur by reason of any claims or demands against Collateral Agent arising out of or in any way connected with this Assignment, unless Collateral Agent assumes Assignor's obligations under the Documents in writing and except to the extent that loss or damage results from Collateral Agent's gross negligence or willful misconduct.

         8. This Assignment shall also constitute and serve as a "Security Agreement" within the meaning of and shall create a security interest under the UCC to the extent applicable to the Documents. Collateral Agent shall have all rights with respect to the Documents under the UCC in addition to the other rights afforded to Collateral Agent by this Assignment. Assignor agrees to execute and deliver to Collateral Agent such "Financing Statements" and other reasonable documents and assurances which Collateral Agent may from time to time consider necessary to perfect or continue to effect Collateral Agent's lien on the Documents, and Assignor agrees to pay all costs of recording any such documents.

         9. Assignor hereby warrants and represents to Collateral Agent that: (i) Assignor has not pledged, assigned or otherwise encumbered or disposed of the Documents or the Assignor's rights thereunder except pursuant to this Assignment and agrees not to do so without Collateral Agent's prior express written consent; (ii) the Documents constitute the valid, binding and enforceable obligations of Assignor; and (iii) to the best of Assignor's knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Documents.

         10. Assignor covenants and warrants that, except with the express written consent of Collateral Agent, Assignor will not (a) change, amend, modify or waive any term or condition of any of the Documents or (b) agree to a compromise or any other modification of the terms of the Documents.

         11. Assignor covenants and warrants that Assignor will comply with the terms of the Documents.

         12. Assignor covenants that it, within five (5) Business Days of receipt of notice thereof, promptly notify the Collateral Agent of any reduction in the minimum amount necessary to maintain Lovelace Health Systems, Inc.'s compliance with minimum net worth or other applicable solvency requirements set forth in Chapter 59A, NMSA 1978 and the regulations promulgated thereunder. Such notice shall include an explanation regarding the reasons for the reduction and its anticipated duration. In addition, Assignor covenants that it will within five (5) Business Days of the receipt or giving thereof, provide the Collateral Agent with a copy of any notice received or given by the Assignor pursuant to the Documents.

         13. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         14. Upon payment in full and complete discharge of the Secured Obligations, this Assignment shall become and be void and of no force or effect, and Collateral Agent shall release its lien on and security interest in the Documents.


                [remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the Assignor and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.


                                    ARDENT HEALTH SERVICES, INC.
                                    a Delaware corporation


                                    By: /s/ William P. Barnes
                                       ----------------------------
                                    Name:  William P. Barnes
                                    Title: Senior Vice President/Treasurer


                                    BANK ONE, NA,
                                    a national banking association,
                                    as Collateral Agent


                                    By:
                                         ---------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                         ---------------------------

         IN WITNESS WHEREOF, the Assignor and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.


                                    ARDENT HEALTH SERVICES, INC.
                                    a Delaware corporation

                                    By:
                                         ---------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                         ---------------------------


                                    BANK ONE, NA,
                                    a national banking association,
                                    as Collateral Agent


                                    By: /s/ Timothy K. Boyle
                                        ----------------------------
                                    Name:   Timothy K. Boyle
                                          --------------------------
                                    Title:  First Vice President
                                          --------------------------

                                   EXHIBIT A

                                   DOCUMENTS

1. Amended and Restated Intercompany Promissory Note dated October 1, 2003 issued by Lovelace Health Systems, Inc., a New Mexico corporation in favor of Ardent Health Services, Inc., in the amount of $70,000,000.

2. Security Agreement dated as of October 1, 2003 between Lovelace Health Systems, Inc., a New Mexico corporation and Ardent Health Services, Inc.